Filed pursuant to Rule 424(b)(3)

Registration No. 333-252190

PROSPECTUS SUPPLEMENT NO. 14

(to Prospectus dated January 26, 2021)

Romeo Power, Inc.

Up to 62,150,554 Shares of Common Stock
Up to 12,266,648 Shares of Common Stock Issuable Upon Exercise of Warrants
Up to 4,763,058 Warrants

This prospectus supplement supplements the prospectus dated January 26, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252190). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on January 4, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 12,266,648 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) up to 4,600,000 shares of Common Stock that are issuable upon the exercise of 4,600,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of RMG Acquisition Corp., a Delaware corporation (“RMG”), by the holders thereof, and (ii) up to 7,666,648 shares of Common Stock that are issuable upon the exercise of 7,666,648 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the initial public offering of RMG, by the holders thereof.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus of (i) up to 62,150,554 shares of Common Stock (including up to 4,600,000 shares of Common Stock that may be issued upon exercise of the Private Warrants and 163,058 shares of Common Stock that may be issued upon exercise of 163,058 Public Warrants) and (ii) up to 4,763,058 Warrants, which consists of up to 4,600,000 Private Warrants and up to 163,058 Public Warrants.

Our Common Stock is listed on the New York Stock Exchange under the symbol “RMO”. On January 3, 2022, the closing price of our Common Stock was $3.77.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2022

Romeo Power, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38795	83-2289787
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4380 Ayers Avenue Vernon, CA 90058	90058
(Address of principal executive offices)	(Zip Code)

(833) 467-2237

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	RMO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

As previously disclosed, on October 25, 2021, BorgWarner Inc. (with its affiliates, including BorgWarner Ithaca LLC, “BorgWarner”) delivered a written notice to Romeo Power, Inc. (the “Company” or “Romeo”) that BorgWarner is electing to exercise a right under that certain Joint Venture Operating Agreement, dated May 6, 2019, by and among BorgWarner Ithaca LLC, Romeo Systems, Inc. and BorgWarner Romeo Power LLC (the “Operating Agreement”) to put its ownership stake in BorgWarner Romeo Power LLC (the “Joint Venture”) to Romeo. The Operating Agreement, together with the Intellectual Property License Agreement, dated May 6, 2019 (the “IP License Agreement”), by and among BorgWarner, Romeo Systems, Inc., Romeo Systems Technology, LLC and BorgWarner Romeo Power, LLC, govern the operations of the Joint Venture, which is owned 40% by the Company and 60% by BorgWarner Ithaca LLC. The Operating Agreement provides BorgWarner a right to cause Romeo to purchase BorgWarner’s 60% ownership stake in the Joint Venture.

On January 4, 2022, the Company and BorgWarner received the report of an independent appraiser, calculating the value of the Joint Venture to be $50.2 million, and BorgWarner’s 60% ownership stake in the Joint Venture, with appropriate discounts pursuant to the Operating Agreement, to be $28.6 million. The parties must now work to document and consummate the purchase and sale of BorgWarner’s ownership stake in the Joint Venture to the Company, including terms of payment, within thirty (30) days of the valuation date. The Company currently anticipates that it will use existing liquidity to fund the transaction.

For additional information about the Joint Venture and the terms and conditions of the Operating Agreement and the IP License Agreement, see “Part I. Item 1. Business – Joint Venture with BorgWarner” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2021. A copy of the IP License Agreement was filed as Exhibit 10.22 to the Registration Statement on Form S-4 filed on October 15, 2020, and a copy of the Operating Agreement was filed as Exhibit 10.23 to the Registration Statement on Form S-4 filed on October 15, 2020.

Forward Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Romeo’s purchase of BorgWarner’s ownership stake in the Joint Venture, the source of funds for the transaction, and the timing and impact of such purchase on Romeo’s business operations. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including our ability to obtain a favorable outcome in our ongoing dispute with BorgWarner, as well as other risks set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2020 and the other documents that we file with the SEC. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements because of new information, future events or circumstances or other factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROMEO POWER, INC.

Date:	January 4, 2022	By:	/s/ Matthew Sant
		Name:	Matthew Sant
		Title:	General Counsel and Secretary